Exhibit 1.1

ProPhase Labs Provides Update on Convertible Debt Conversions, Capital Structure, and Underlying Asset Value

UNIONDALE, NY, January 5, 2026 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (OTC: PRPH) today provided an update to shareholders regarding recent trading activity, its capital structure, and the Company’s underlying asset base.

The Company believes that recent volatility in its stock price has been driven by a combination of short-term technical factors, including the accelerated conversion and resale of a significant portion of its outstanding convertible debt, the completion of a 1-for-10 reverse stock split, and the Company’s transition from Nasdaq to the OTC market.

In aggregate, more than $3.3 million of principal has been converted (out of a total of $3.8 million principal at issuance), resulting in a corresponding reduction in Company debt and an increase in shareholders’ equity. Over a relatively short period of time, this conversion activity introduced a substantial number of shares into the public market, creating temporary selling pressure unrelated to the Company’s underlying operations or asset value.

Management notes that the vast majority of this conversion activity has now been completed. The remaining unconverted balance is less than $500,000. Based on the contractual terms of the applicable note, recent conversions have occurred at a stated floor conversion price of approximately $0.76 per share, which is substantially above the Company’s current trading price. As a result, management believes that the potential for additional conversion-related selling pressure at current price levels is significantly reduced.

While these events increased the Company’s outstanding share count, they also reduced outstanding debt on a dollar-for-dollar basis and strengthened the Company’s balance sheet. The underlying value of ProPhase Labs’ operating subsidiaries and assets has not changed as a result of these capital structure mechanics.

Ted Karkus, Chief Executive Officer of ProPhase Labs, commented:

“Recent market activity has understandably focused on changes in share count, but it’s important to separate share price mechanics from underlying enterprise value. While capital structure actions can affect the number of shares outstanding and the per-share price, they do not, by themselves, change the intrinsic value of the Company’s assets. In fact, the recent conversion of debt reduced liabilities and strengthened the balance sheet. We believe the current market capitalization reflects short-term technical dislocation rather than the value of ProPhase Labs’ core assets — including the Crown Medical receivables recovery initiative, the BE-Smart Esophageal Cancer diagnostic test, and Nebula Genomics / DNA Complete — which we believe represent significant underlying value relative to today’s market levels. We look forward to providing shareholders with additional updates on these assets and their progress in the near future.”

The Company continues to focus on stabilizing its capital structure, completing near-term financing initiatives, and advancing its core business operations. Management believes that recent trading volatility reflects temporary technical factors, rather than changes in the Company’s long-term strategy, assets, or growth prospects.

ProPhase Labs remains committed to transparent communication with shareholders and will provide updates as appropriate.

About ProPhase Labs Inc.

ProPhase Labs Inc. (OTC: PRPH) (“ProPhase”) is a next-generation biotech, genomics and consumer products company. Our mission is to build a healthier world through bold innovation and actionable insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, groundbreaking diagnostic development, such as our potentially life-saving test for the early detection of esophageal cancer, and a world-class direct-to-consumer marketing platform for cutting-edge OTC dietary supplements. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscore our potential for long-term value.
www.ProPhaseLabs.com

Forward-Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our expectations regarding the future revenue growth potential of each of our subsidiaries, our expected timeline for commercializing our BE-Smart Esophageal Cancer Test, our expectations regarding future liquidity events, the success of our efforts to collect accounts receivables and anticipated timeline for any payments relating thereto, and our ability to successfully transition into a consumer products company. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. Details about these risks and uncertainties can be found in our filings with the SEC. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Media Relations Contact:

Investor Relations Contact:

Dave Gentry, CEO

RedChip Companies, Inc.

1-800-REDCHIP (733-2447)

1-407-644-4256

PRPH@redchip.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman: jboidman@renmarkfinancial.com

Tel.: (416) 644-2020 or (212) 812-7680

www.renmarkfinancial.com